Exhibit 99.2

AMENDMENT NO. 1 TO

INFINITY PHARMACEUTICALS, INC.

2010 STOCK INCENTIVE PLAN

The Infinity Pharmaceuticals, Inc. 2010 Stock Incentive Plan be and hereby is amended by deleting Sections 6(a), 6(b) and 6(c) in their entirety and replacing them with the following:

*    *    *

6. Director Options

(a) Initial Grant. Upon the commencement of service on the Board by any individual who is not then an employee of the Company or any subsidiary of the Company, such person shall automatically be granted a Nonstatutory Stock Option to purchase 10,000 shares of Common Stock (subject to adjustment under Section 6(e), 6(f) or 11).

(b) Annual Grant. On the date of each annual meeting of stockholders of the Company, each member of the Board of Directors of the Company who is both serving as a director of the Company immediately prior to and immediately following such annual meeting and who is not then an employee of the Company or any of its subsidiaries, shall automatically be granted a Nonstatutory Stock Option to purchase 6,000 shares of Common Stock (subject to adjustment under Section 6(e), 6(f) or 11); provided, however, that a director shall not be eligible to receive an option grant under this Section 6(b) unless such director served on the Board on the last day of the immediately preceding calendar year.

(c) Additional Grants. Upon the commencement of service in the following positions by any individual who is not then an employee of the Company or any of its subsidiaries, and each anniversary thereafter that such individual is continuing to serve in such position, such person shall automatically be granted a Nonstatutory Stock Option to purchase the number of shares of Common Stock (subject to adjustment under Section 6(e), 6(f) or 11) indicated below:

(1) if the individual serves as chair of the Board, a Nonstatutory Stock Option to purchase 12,000 shares of Common Stock;

(2) if the individual serves as lead outside director of the Board, a Nonstatutory Stock Option to purchase 10,000 shares of Common Stock;

(3) if the individual serves as chair of the research and development committee of the Board, a Nonstatutory Stock Option to purchase 4,000 shares of Common Stock;

(4) if the individual serves as chair of the audit committee of the Board, a Nonstatutory Stock Option to purchase 4,000 shares of Common Stock;

(5) if the individual serves as chair of the compensation committee of the Board, a Nonstatutory Stock Option to purchase 2,000 shares of Common Stock; and

(6) if the individual serves as the chair of the nominating and corporate governance committee of the Board, if such individual is not also lead outside director of the board, a Nonstatutory Stock Option to purchase 2,000 shares of Common Stock.